EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction

SodaStream Enterprises N.V.	Netherlands Antilles
SodaStream International B.V.	The Netherlands
Soda-Club Worldwide B.V.	The Netherlands
SodaStream GmbH	Germany
SodaStream Industries Ltd.	Israel
SodaStream Israel Ltd.	Israel
SodaStream (Switzerland) AG	Switzerland
SodaStream Österreich GmbH	Austria
SodaStream Australia PTY Ltd.	Australia
SodaStream (New Zealand) Ltd.	New Zealand
Soda-Club (SA) (Pty) Ltd.	South Africa
SodaStream USA, Inc.	Delaware (United States)
Soda-Club CO2 Ltd.	British Virgin Islands
Soda-Club (Europe) Limited	United Kingdom
Soda-Club Switzerland GmbH	Switzerland
Soda-Club (CO2) SA/AG/Ltd.	Switzerland
SodaStream (CO2) SA/AG/Ltd.	Switzerland
Soda-Club (CO2) Atlantic GmbH (LLC)	Switzerland
Soda-Club Worldwide BV Sp. Z.O.O Oddziel w polsce Branch	Poland
SodaStream Worldwide Trading Company Branch	United Kingdom
Soda-Club Worldwide BV Holland Filial (Sweden) Branch	Sweden
Soda-Club Worldwide BV (France) Branch	France
Soda-Club Worldwide BV (Greece) Branch	Greece
SodaStream Direct, LLC	Delaware (United States)